EXHIBIT 3.6

CERTIFICATE OF AMENDMENT OF RESTATED

CERTIFICATE OF INCORPORATION

OF

VERENIUM CORPORATION

Gerald M. Haines II hereby certifies that:

ONE: The name of this corporation is Verenium Corporation.

TWO: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 21, 1992 under the name “Industrial Genome Sciences, Inc.” A Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 22, 2000. A Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 27, 2004 (the “First Certificate of Amendment”) and June 20, 2007 (the “Second Certificate of Amendment”).

THREE: He is the duly elected Secretary of Verenium Corporation.

FOUR: Section A of Article III of the Restated Certificate, as amended by the First Certificate of Amendment and the Second Certificate of Amendment, shall be amended and restated in its entirety to read as follows:

“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares. Two Hundred Forty-Five Million (245,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”

FIVE: This Certificate of Amendment has been duly approved by this corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, VERENIUM CORPORATION has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its Secretary as of March 13, 2009.

VERENIUM CORPORATION

By:	/s/ Gerald M. Haines II
Gerald M. Haines II
Secretary